UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6 West Druid Hills Drive

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2008, TRX, Inc. (the “Company”) announced that its Board of Directors appointed William A. Clement, Jr. as a director and as a member of the Audit Committee and the Compensation, Corporate Governance, and Nominating Committee of the Company’s Board of Directors, effective May 5, 2008. The Board of Directors has also determined that Mr. Clement is an audit committee financial expert, as defined by the Securities and Exchange Commission. Mr. Clement will serve as a director until the 2008 Annual Meeting of Shareholders or until his successor is elected and qualified.

The Board has determined that Mr. Clement is an “independent” director within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”), and that he meets NASDAQ’s qualifications for service on the Company’s Audit Committee.

In connection with his appointment as a director of the Company, Mr. Clement was granted stock options exercisable for 25,000 shares of the Company’s common stock at an exercise price of $1.47 per share, pursuant to the terms of the Company’s Omnibus Incentive Plan. The stock options have a term of ten years and vest 25% per year beginning on the first anniversary of the date of grant.

A copy of the press release announcing the appointment of Mr. Clement is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of TRX, Inc. dated May 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: May 7, 2008	/s/ Norwood H. Davis, III
Norwood H. Davis, III President & CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release of TRX, Inc. dated May 7, 2008.